                                                                     Exhibit 1.3

                          SECURITIES SUPPORT AGREEMENT

         SECURITIES SUPPORT AGREEMENT, dated as of March __, 2001 (this "Agreement"), by and among I-LINK INCORPORATED, a Florida corporation (the "Company"), and COUNSEL COMMUNICATIONS LLC ("Counsel" or the "Purchaser").

                                   WITNESSETH:

         WHEREAS, immediately prior to the execution of this Agreement, the Company had issued and outstanding the equity securities and other convertible instruments described in Exhibit A hereto, which constituted all of the issued and outstanding shares of capital stock of the Company on a fully diluted basis; and

         WHEREAS, Counsel proposes to purchase all of the securities and other convertible instruments owned by Winter Harbor, LLC ("Holder") as reflected on Exhibit A (the "Owned Securities") pursuant to a Securities Purchase Agreement of even date herewith (the "Purchase Agreement"); and

         WHEREAS, the Company has entered into this Agreement for the purpose of providing certain representations, warranties, covenants and other commitments to Purchaser as an inducement to Purchaser entering in to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

          ARTICLE VIII. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser that:

         8.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

         8.2 Authorization. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, together with all such other agreements, documents, instruments and certificates required to be executed by the Company being referred to herein, collectively, as the "Company Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company, and no further corporate action on the part of the Company or its shareholders is necessary to authorize this Agreement and the performance of the transactions contemplated hereby. This Agreement has been, and each of the other Company Documents will be at or prior to Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         8.3      Capitalization. (a) As of the date hereof:

                           (i) all of the issued and outstanding shares of capital stock of the Company were duly authorized for issuance and are validly issued, fully paid and non-assessable;

                           (ii) Exhibit A fully and accurately describes the capital structure of the Company and, except as set forth on Exhibit A, there are no outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, there are no outstanding or authorized options, warrants, calls, subscription rights, commitments or other agreements of any character requiring, and there are no securities outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock of the Company or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company or other equity securities of the Company, or any stock appreciation rights, phantom stock or similar equity equivalent rights issued by or binding upon the Company ("Equity Equivalents"); and

                           (iii) there are no voting trusts or other voting agreements with respect to the capital stock of the Company or other ownership interests of the Company or any agreement relating to the issuance, sale, redemption, transfer or other disposition of any such interests of the Company to which the Company is a party, or of which the Company has knowledge.

                  Except as disclosed in the Purchase Agreement, the shares of Common Stock issuable upon conversion of the Owned Securities, when issued upon conversion of the Owned Securities (i) will be validly issued, fully paid and nonassessable, (ii) will be free and clear of all Liens, and (iii) will be issued in compliance with all applicable U.S. federal and state securities laws.

         8.4 Corporate Records; Conflicts; Consents. Except as disclosed in the Purchase Agreement, the execution and delivery by the Company of this Agreement and the other Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will not (i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or Bylaws of the Company;
(ii) conflict with, violate, result in the breach or termination of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets are bound; (iii) violate any statute, rule, regulation, order or decree of any Governmental Body by which the Company is bound; or (iv) result in the creation of any Lien (except as contemplated herein) upon the properties or assets of the Company except, in case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person, including without limitation any Governmental Body, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement or the other Company Documents, or the compliance by the Company with any of the provisions hereof or thereof.

         8.5      Reports and Financial Statements.

                  (a) Since January 1, 1996, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder, all of which, as amended (if applicable), complied in all material respects, when filed with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered or made available to Purchaser copies (including all exhibits, post-effective amendments and supplements thereto) of its (i) Annual Reports on Form 10-K for the years ended December 31, 1999, December 31, 1998 and December 31, 1997, as filed with the SEC; (ii) definitive proxy and information statements relating to all meetings of its stockholders (whether annual or special) from December 31, 1997 until the date hereof; and (iii) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since December 31, 1997 (other than registration statements filed on Form S-8) (the documents referred to in clauses (i), (ii) and (iii) being referred to as the "Company SEC Reports"). As of their respective dates (or to the extent amended or superseded by a subsequent filing, with respect to the information in such subsequent filing, or as of the date of the subsequent filing), the Company SEC Reports did not or will not (as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the years ended December 31, 1999, December 31, 1998 and December 31, 1997 and the unaudited consolidated interim financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2000 (collectively, the "Company Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly presented the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the related consolidated statement of operations, cash flows and stockholders' equity included in the Company SEC Reports fairly presented the consolidated results of operations of the Company and the Company Subsidiaries for the respective periods then ended (subject, in the case of unaudited interim statements to normal year-end adjustments and the absence of certain footnote disclosures).

                  (b) The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the years ended December 31, 1999, December 31, 1998 and December 31, 1997 and the unaudited consolidated interim financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2000 (collectively, the "Company Financial Statements") have been prepared in accordance with the United States generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods and fairly presented the consolidated financial position of the Company as of the dates thereof and the related consolidated statement of operations, cash flows and stockholders' equity included in the Company SEC Reports fairly presented the consolidated results of operations of the Company for the respective periods then ended (subject, in the case of unaudited interim statements to normal year-end adjustments and the absence of certain footnote disclosures).

                  (c) As of the date of this Agreement, except as set forth in the Company's Annual Report for the year ended December 31, 1999 or in any other Company SEC Report filed since that Annual Report and prior to the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits the Company or any of its subsidiaries or any of their respective affiliates, or that would, after the date hereof similarly limit the Company or the Purchaser or any successor thereto, from engaging or competing in any line of business or in any geographic area after giving effect to the transactions contemplated hereby.

                  (d) The audited consolidated financial statements of the Company for the year ended December 31, 2000 will not differ in any material respect from the unaudited consolidated financial statements of the Company for the year ended December 31, 2000 attached hereto as Exhibit 1.5.

         8.6      Absence of Undisclosed Liabilities; Affiliate Transactions.

                  (a) Except for matters reflected or reserved against in the balance sheet for the period ended September 30, 2000 included in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries had at such date or has incurred since that date any liabilities, obligations (whether absolute, accrued, contingent or otherwise) or contingencies of any nature, except (i) liabilities, obligations or contingencies (A) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (B) which were incurred after September 30, 2000 in the ordinary course of business and consistent with past practices; or (ii) liabilities, obligations or contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and the Company Subsidiaries prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business.

                  (b) Except as specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no other transactions, agreements, arrangements or understandings between the Company or the Company Subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

         8.7 Intellectual Property. The Company owns, or has the right to use (or believes, after due inquiry, that it can obtain the right to use on reasonable commercial terms), all patents, patent applications, trademarks, service names, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to conduct its business as now being conducted and as proposed to be conducted to the Company's knowledge without any conflict or infringement of the rights of others and the Company has not received a notice that it is infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, and to the Company's knowledge there is no basis for any such claim. The Company has disclosed to Counsel a complete list of patents and pending patent applications of the Company. The Company is not aware of any violation by a third party of any of the Company's patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject opt any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company's business as now being conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement or any of the Related Agreements, nor the conduct of the Company's business will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment with the Company.

         8.8 Anti-takeover Laws. Prior to the date hereof, the Board of Directors of the Company took all action necessary to exempt under or make not subject to any takeover or other law that purports to limit or restrict business combinations and transactions of the type described herein: (i) the execution of this Agreement, the Purchase Agreement, and the other related Agreements; and
(ii) the transactions contemplated hereby and thereby.

         8.9 Litigation. Except as disclosed in the Warrant Repurchase Agreement and the Stock Purchase Agreement, both of even date herewith, and the Disclosure Schedule, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened that are reasonably likely to prohibit or restrain the ability of the Company to enter into this Agreement or consummate the transactions contemplated hereby.

         8.10 No Misrepresentation. Neither this Agreement (including the Exhibits hereto), the related Agreements executed as of the date hereof nor (as of the date hereof) any Company SEC Report contains any untrue statement of a material fact nor omits a material fact necessary in order to make the statements contained herein or therein not misleading.

          ARTICLE IX. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser hereby represents and warrants to the Company that:

         9.1 Authorization of Agreement. Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (this Agreement, together with such other agreements, documents, instruments and certificates being hereinafter referred to, collectively, as the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each other Purchaser Document have been duly authorized by all necessary action on behalf of the Purchaser. This Agreement has been, and each other Purchaser Documents will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchasers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         9.2 Conflicts; Consents of Third Parties. No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchasers with any of the provisions hereof or thereof.

         9.3 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

                              ARTICLE X. COVENANTS

         10.1 Covenants. Counsel and the Company hereby covenant to take the actions following Closing set forth on Exhibit 3.1 hereto and to take all necessary actions reasonable necessary to effectuate the actions set forth therein.

         10.2 Limitations on Actions. For so long as the Company has not fully effectuated its corporate governance covenants set forth in Item 3 of
Exhibit 6.3, the Company agrees that it will not, without the prior written consent of Counsel: (i) redeem or repurchase any outstanding stock of the Company; (ii) adopt or amend any employee stock plan or employee benefit or compensation arrangement; (iii) enter into any transaction with affiliated entities other than on an arms length basis; (iv) enter into any other line of business other than business substantially similar or related to the existing business of the Company; (v) consummate any acquisition of any entity whether by purchase of equity securities or by purchase of substantially all of the assets of such entity; (vi) dispose any material assets of the Company; (vii) incur funded indebtedness; or (viii) effect a merger or consolidation or sell substantially all of the Company's assets.

                          ARTICLE XI. INDEMNIFICATION

         11.1     Indemnification.

                  The Company hereby agrees to indemnify and hold the Purchaser and its respective directors, officers, employees, agents, successors, assigns and their affiliates (collectively, the "Purchaser Indemnified Parties") harmless from and against any and all losses, liabilities, obligations, damages, claims, judgments, assessments, penalties, costs and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Losses") based upon, attributable to or resulting from the breach of any representation, warranty or covenant of the Company set forth herein.

                  The Purchaser hereby agrees to indemnify and hold the Company harmless from and against any and all Losses based upon, attributable to or resulting from the breach of any representation, warranty or covenant of the Purchaser set forth herein.

         11.2     Indemnification Procedures.

                  In the event that any third-party Legal Proceedings shall be instituted or any third-party claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 4.1 hereof, the indemnified party shall promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to assume the defense of, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to assume the defense of, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days of receipt of written notice of the assertion of a Claim (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.


                  The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

                  In the circumstance in which the Company is the Indemnifying Party, in order to prevent the Purchasers from effectively bearing a portion of any such Loss, any indemnification payment required to be made by the Company pursuant to this Section shall be increased such that (i) the indemnification payment minus (ii) the product of the indemnification payment and the Purchasers' fully diluted ownership percentage of Common Stock, equals the Loss.

         11.3 Tax Treatment of Indemnity Payments. The parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

                           ARTICLE XII. MISCELLANEOUS

         12.1     Certain Definitions.

         For purposes of this Agreement, the following terms shall have the meanings specified in this Section 5.1:

          "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private). rvice.

          "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

         "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Material Adverse Change" means any material adverse change in (i) the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company, (ii) the ability of the Company to perform its obligations under this Agreement or to perform its obligations hereunder, or
(iii) the ability of the Company to conduct its business after the Closing Date as such business is being conducted as of the date hereof.

         "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

         "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

         "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the relevant time.

         12.2 Transfer Taxes. All documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by the Purchase Agreement shall be borne by the Company.

         12.3     Survival of Representations and Warranties; Covenants.

                  (a) Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto, through the period until the applicable statute of limitations is reached.

                  (b) Covenants. All covenants and agreements of the parties herein shall survive the consummation of the transactions contemplated hereby.

         12.4 Specific Performance. Each of the Company and Holder acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Holder and the Company under this Agreement, including, without limitation, the Holder's obligation to sell the Owned Securities to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         12.5 Fees and Expenses. Upon consummation of the transactions contemplated hereby and by the Purchase Agreement, all reasonable costs and expenses of Counsel including without limitation Counsel's reasonable attorneys' and accountants' fees and expenses and other out-of-pocket costs, shall be borne by the Company upon receipt of invoices for such fees, expenses and costs.

         12.6 Other Assurances. The Company, the Holder and the Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

         12.7     Submission to Jurisdiction; Consent to Service of Process.

                  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                           Each of the parties hereto hereby consents to process
being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of
Section 5.10 hereof.

         12.8 Entire Agreement; Amendments and Waivers Any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company and the Purchaser. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

         12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         12.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

                  If to the Company:

                           I-Link, Incorporated
                           13751 S. Wadsworth Park Drive
                           Draper, UT 84020
                           Attention: David Hardy, Esq.
                           Facsimile: 801-576-4295
                           Telephone: 801-238-0858

                           with a copy to:

                           De Martino Finkelstein Rosen & Virga
                           1818 N Street, N.W.
                           Suite 400
                           Washington, DC 20036
                           Attention: Ralph V. De Martino, Esq.
                           Facsimile: 202-659-1290
                           Telephone: 202-659-0494

                  If to a Purchaser, to:

                  Counsel Corporation (US)
                  280 Park Avenue
                  West Building, 28th Floor

                  New York, NY 10017
                  Attention: Chief Executive Officer
                  Facsimile: (212) 286-5000

                  With a copy to:

                  Harwell Howard Hyne Gabbert & Manner, PC
                  1800 First American Center
                  Nashville TN 37238
                  Attention: Mark Manner
                  Facsimile: (615) 251-1056

                  5.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

                  5.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights and obligations under this Agreement (including, without limitation, such Purchaser's rights to purchase the Owned Securities and to seek indemnification hereunder) to any affiliate of Purchaser and any key employee(s) or personnel of Purchaser or any affiliate thereof. Upon any such permitted assignment, the references in this Agreement to the Purchasers shall also apply to any such assignee unless the context otherwise requires.

                  5.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                                    THE COMPANY

                                    I-LINK, INCORPORATED


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                    THE PURCHASER

                                    COUNSEL COMMUNICATIONS LLC


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                   Exhibit 3.1

                     Covenants of Counsel Communications LLC

1. COUNSEL AGREES THAT IT WILL, PROMPTLY FOLLOWING THE DATE HEREOF, TAKE ALL STEPS NECESSARY TO CONVERT THE HOLDER'S EQUITY INTERESTS ACQUIRED BY COUNSEL IN CONNECTION WITH THIS AGREEMENT INTO 61,966,057 SHARES OF COMPANY COMMON STOCK AS AGREED BY THE PARTIES HERETO.

2. COUNSEL AGREES THAT IN CONNECTION WITH THE FOREGOING IT WILL ASSIST THE COMPANY IN RETIRING THE WARRANTS ACQUIRED BY IT FROM HOLDER.

3. COUNSEL ACKNOWLEDGES THAT WINTER HARBOR CONVERTED ITS CONVERTIBLE DEBT INTO SERIES M PREFERRED STOCK PRIOR TO THE DATE HEREOF.

                              Covenants of Company

1. THE COMPANY AGREES THAT IT WILL AGREES THAT IT WILL, PROMPTLY FOLLOWING THE DATE HEREOF, TAKE ALL STEPS NECESSARY TO ALLOW COUNSEL TO CONVERT THE HOLDER'S EQUITY INTERESTS ACQUIRED UNDER THIS AGREEMENT INTO 61,966,057 SHARES OF THE COMPANY COMMON STOCK AS AGREED BY THE PARTIES HERETO.

2. THE COMPANY WILL TAKE ALL STEPS NECESSARY TO GRANT TO COUNSEL THE FOLLOWING REGISTRATION RIGHTS:

         DEMAND REGISTRATION:       Counsel may demand registration by the
                                    Company of Registrable Securities having a minimum anticipated aggregate net offering price of $10 million. Counsel may make three
                                    (3) such requests, which will be at the
                                    expense of the Company. In addition, Counsel will have unlimited S-3 demand registration rights. Counsel shall have the right to select underwriters for Company registrations pursuant to a demand by Counsel, subject to approval by the Company, which shall not be unreasonably withheld. In the event of an underwriter cutback in a registration pursuant to a demand registration by Counsel, Counsel shall receive priority in such cutbacks. These rights survive conversion from the Note to common stock so long as the shares are not registered.

         COMPANY REGISTRATION:      Counsel may request that its Registrable
                                    Securities be included in any other
                                    registrations of the Company's common stock subject, however, to the right of the Company, upon advice of its underwriters, to reduce the number of shares that are requested to be registered by Counsel.

3. THE COMPANY WILL TAKE ALL STEPS NECESSARY TO GRANT TO COUNSEL THE FOLLOWING GOVERNANCE RIGHTS:

         BOARD REPRESENTATION &
         CORPORATE GOVERNANCE:      The Company shall promptly appoint two (2)
                                    designees of Counsel, reasonably acceptable to the Company, to the Board of Directors.
                                    Subsequent to the appointment of those
                                    designees, the Board of Directors of will consist of six (6) members. Immediately following the initial funding of the Note, the Company shall increase the size of the Board of Directors to no more than nine (9) members and, as soon as reasonably possible, shall solicit the proxies of the Company's shareholders to elect three (3) additional nominees designated by Counsel. The
                                    Compensation and Audit Committees shall each include one Counsel nominated director.

         The Company agree not to, without the consent of a majority of the
                                    Board of Directors: (i) redeem or repurchase any outstanding stock; (ii) adopt or amend any employee stock plan or employee benefit or compensation arrangement; (iii) enter into any transaction with affiliated entities other than on an arms length basis;
                                    (iv) enter into any other line of business other than business substantially similar or related to the existing business; (v) consummate acquisitions; (vi) dispose any material assets of the Company; (vii) incur funded indebtedness; or (viii) effect a merger or consolidation or sell substantially all of the Company's assets. Moreover, the Board of Directors shall have the right to approve the Company's: (i) auditors; (ii) annual operating and capital budget; (iii) major sales and marketing programs.

4. THE COMPANY WILL TAKE ALL STEPS NECESSARY TO GRANT TO COUNSEL THE FOLLOWING INFORMATION RIGHTS:

         INFORMATION RIGHTS:        Counsel shall be furnished by the Company
                                    with any information that it may reasonably request, including but not limited to: (i) monthly financial statements, including a comparison of actual results to budget, in the form customarily prepared; (ii) notification of defaults under material agreements; (iii) notification of and status reports regarding material litigation; and
                                    (iv) copies of all filings made with the Securities and Exchange Commission.

5. THE COMPANY WILL TAKE ALL STEPS NECESSARY TO SIGN OR AMEND EMPLOYMENT AGREEMENTS WITH SELECTED KEY EMPLOYEES TO BE DETERMINED, THE TERMS OF WHICH WILL BE REASONABLY ACCEPTABLE TO COUNSEL. IN ADDITION, CERTAIN KEY EMPLOYEES WILL SIGN NON-COMPETE AND CONFIDENTIALITY AGREEMENTS ACCEPTABLE TO COUNSEL.

6. THE COMPANY WILL TAKE ALL STEPS NECESSARY TO REIMBURSE COUNSEL IN THE AMOUNT OF $50,000 FOR EXPENSES INCURRED BY COUNSEL IN CONJUNCTION WITH THIS TRANSACTION.

7. THE COMPANY WILL ENGAGE THE APPROPRIATE ADVISORS AND PROCEED TO TAKE ALL STEPS NECESSARY TO MERGE NEXBELL COMMUNICATIONS INTO THE COMPANY AT A VALUATION EQUAL TO COUNSEL'S CASH INVESTMENT (ESTIMATED AT $9.2 MILLION).